Exhibit 10.1
AMENDMENT NO. 4 TO
AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDMENT NO. 4 TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 29, 2009, amends and supplements the Amended and Restated Credit Agreement dated as of June 9, 2008, as amended (as so amended, the “Credit Agreement”) among ANCHOR BANCORP WISCONSIN INC., a Wisconsin corporation (the “Borrower”), the financial institutions from time to time party thereto as lenders (individually a “Lender” and collectively the “Lenders”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in such capacity, the “Agent”).
RECITALS
     The parties acknowledge the following (capitalized terms used in this Amendment No. 4 and not defined herein have the meanings ascribed thereto in the Credit Agreement):
     A. The Borrower is indebted to the Agent and the Lenders under the Credit Agreement. As of the date of this Amendment No. 4, the aggregate outstanding principal amount of such indebtedness is $116,300,000.00.
     B. To secure the indebtedness and obligations of the Borrower to the Agent and the Lenders, the Borrower granted to the Agent a security interest in all of the issued and outstanding stock of AnchorBank, fsb (the “Subsidiary Bank”) pursuant to the Pledge Agreement dated as of June 9, 2008 (the “Pledge Agreement”) from the Borrower to the Agent.
     C. Events of Default have occurred and are continuing under the Credit Agreement by reason of the Borrower failing to make a principal payment on the Notes required by the scheduled reduction in the Total Revolving Loan Commitment on March 2, 2009 (the “Principal Reduction Failure”).
     D. The Borrower has requested that the Agent and the Lenders forbear from exercising their rights and remedies under the Credit Agreement and the Pledge Agreement arising from the Principal Reduction Failure. On the terms and subject to the conditions set forth below, the Agent and the Lenders are prepared to forbear from exercising such rights and remedies for a limited period of time as set forth below.
AGREEMENTS
     In consideration of the promises and agreements set forth in the Credit Agreement, as amended and supplemented hereby, the Borrower and the Lenders agree as follows:

     1. Definitions and References. Upon the execution and delivery of this Amendment No. 4 to Amended and Restated Credit Agreement (“Amendment No. 4”) by the Borrower, the Lenders and the Agent and the satisfaction of the conditions listed in Section 5 below, each reference to the Credit Agreement contained in the Credit Agreement, the Pledge Agreement and any other document, instrument or agreement relating thereto means the Credit Agreement as amended by this Amendment No. 4. This Amendment No. 4 is a Loan Document.
     2. Acknowledgements by the Borrower. The Borrower acknowledges, represents and agrees that:
          (a) The Recitals are true and correct.
          (b) Neither the Principal Reduction Failure nor any other Event of Default which has occurred and is continuing has been waived by the Lenders.
          (c) The Borrower has disclosed to the Agent and the Lenders each Event of Default existing on the date of this Amendment No. 4.
          (d) As a result of the Principal Reduction Failure, the Majority Lenders would be entitled to direct the Agent to accelerate the maturity of the Notes and demand immediate payment.
          (e) As a result of the Principal Reduction Failure, the Lenders have no obligation to make or continue Loans to the Borrower.
          (f) To the extent required by the Loan Documents and applicable law, the Borrower has received adequate and proper notice of the Principal Reduction Failure and the Borrower hereby waives its right, if any, to any further notice thereof.
          (g) Neither this Amendment No. 4 nor any course of dealing between or among any of the parties hereto is intended to operate, nor shall they be construed, as a waiver of the Principal Reduction Failure or any other Event of Default, whether now existing or arising in the future, as to which the Agent and the Lenders reserve all of their rights.
          (h) Except as expressly provided to the contrary herein, (i) all of the Agent’s and the Lenders’ rights and remedies available under the Loan Documents and at law and in equity remain unchanged and available without restriction; (ii) the terms of the Loan Documents remain unchanged and in full force and effect and have not been amended, modified, or changed other than pursuant to a writing signed by the Agent, each Lender and the Borrower; and (iii) the obligations and duties of the Borrower to the Agent and the Lenders are not released, impaired, diminished, or amended as a result of the execution and delivery of this Amendment No. 4 or by any subsequent undertakings of the parties.

          (i) The principal of and accrued interest on the Notes, all fees and all other obligations and liabilities of the Borrower to the Agent and the Lenders under the Loan Documents are due and owing without offsets, deductions, counterclaims, or defenses of any kind or character whatsoever
          (j) The security interest of the Agent in the outstanding stock of the Subsidiary Bank constitutes a valid, enforceable and perfected security interest as to which the Borrower has no offsets, deductions, counterclaims, or defenses of any kind or character whatsoever.
          (k) The Loan Documents are valid, binding and enforceable against the Borrower in accordance with their respective terms, and the Borrower hereby ratifies and reaffirms its obligations under each of the Loan Documents.
          (l) The Agent and each Lender has (i) fully and timely performed all of its obligations and duties to the Borrower under the Loan Documents; (ii) no obligation to (nor has it made any representation of any kind that it will) extend any financial accommodations to the Borrower; (iii) not made any agreements, representations, or commitments, other than those expressly set forth in the Loan Documents; and (iv) acted reasonably, in good faith, and appropriately under the circumstances, and within the Agent’s and each Lender’s rights under the Loan Documents and applicable law, in all actions taken by the Agent and each Lender with respect to the Borrower.
          (m) The purpose of this Amendment No. 4 is to provide the Borrower an additional period of time to obtain funds to pay in full all of the obligations and liabilities of the Borrower to the Agent and the Lenders.
          (n) The forbearance by the Agent and the Lenders provided herein was requested by the Borrower and shall result in a direct and substantial benefit to the Borrower.
     3. Forbearance by the Agent and the Lenders.
          (a) The Agent and the Lenders agree to forbear from exercising their rights and remedies available to them against the Borrower as a result of the Principal Reduction Failure until the earliest to occur of the following: (i) the occurrence of any Event of Default (other than the Principal Reduction Failure) or (ii) the Maturity Date. The period of time from the date hereof until the earlier to occur of (i) or (ii) above is referred to as the “Forbearance Period.” The Forbearance Period shall terminate immediately and automatically, as provided above, without notice to or action by any party.

          (b) Upon the termination of the Forbearance Period, any obligation of the Agent or the Lenders to forbear from the exercise of its rights and remedies as provided in section 3(a) shall terminate automatically and immediately without notice or further action and the Agent and the Lenders shall be free to exercise immediately against the Borrower any and all of their rights and remedies, including, without limitation, any rights and remedies under the Loan Documents or applicable law, or in equity.
          (c) Notwithstanding the agreement to forbear as set forth herein, the Agent may at any time, in its sole discretion, take any action reasonably necessary to preserve or protect its interest in the stock of the Subsidiary Bank or any other collateral securing any of the Obligations against the actions of the Borrower or any third party (including any executions, levies, injunctions, conversion, theft, commingling, waste, misuse, neglect, misappropriation, fraud, or any of the like) without notice to or the consent of any party.
          (d) The Agent and the Lenders have no obligation to, have not agreed to, nor have they made any representation that they will, and this Amendment No. 4 shall not constitute an agreement by or require the Agent or the Lenders to, renew or extend the Forbearance Period, grant additional forbearance periods, extend the time for payment or make any Loans or otherwise extend credit to the Borrower.
     4. Amendments to Credit Agreement.
          (a) The definition of “Base Rate” in Section 1.1 of the Credit Agreement is revised in its entirety to read as follows:
          “Base Rate” means 8.0%.
          (b) A new defined term “Enforcement Action is added to Section 1.1 of the Credit Agreement to read as follows:
          “Enforcement Action” means any notice, directive, order, agreement, or other action initiated by the any Regulatory Authority, to address any operational, financial, managerial, or other deficiencies of the Borrower and/or the Subsidiary Bank.
          (c) A new defined term “Gross Loans” is added to Section 1.1 of the Credit Agreement to read as follows:
          “Gross Loans” means the aggregate amount of loans, leases and other assets of the Subsidiary Bank.

          (d) The defined term “Maturity Date” in Section 1.1 of the Credit Agreement is amended by deleting the date “ May 29, 2009” and replacing it with the date “May 31, 2010”.
          (e) A new defined term “Non-Performing Assets” is added to Section 1.1 of the Credit Agreement to read as follows:
          “Non Performing Assets” means the Subsidiary Bank’s assets classified as “non-performing” as reported in the most recent FFIEC call report filed by the Subsidiary Bank.
          (f) A new defined term “Primary Capital” is added to Section 1.1 of the Credit Agreement to read as follows:
          “Primary Capital” means the sum of the Subsidiary Bank’s Tier 1 Capital plus the Subsidiary Bank’s loan loss reserve, each as reported in the most recent quarterly report filed by the Subsidiary Bank with its primary Regulatory Authority.
          (g) A new defined term “Deferred Interest Rate” is added to Section 1.1 of the Credit Agreement to read as follows:
          “Deferred Interest Rate” means 4.0%.
          (h) Notwithstanding any provision in the Credit Agreement to the contrary, the Lenders have no obligation to make any additional Loans to the Borrower and amounts repaid may not be reborrowed.
          (i) Section 2.3(a) of the Credit Agreement is amended in its entirety to read as follows:
          (a) Interest Rate. The entire unpaid principal balance of the Loans outstanding from time to time shall bear interest at an annual rate equal to the Base Rate plus the Deferred Interest Rate; provided, however, that in the event (i) all of the Obligations are paid in full [1] by September 30, 2009, the Deferred Interest Rate shall be reduced to 0.0% or [2] by December 31, 2009, the Deferred Interest Rate shall be reduced to 1.0%, or, in the alternative, (ii) the principal amount of the Obligations is reduced by $58,000,000.00 [1] by September 30, 2009, the Deferred Interest Rate shall be reduced to 2.0% or [2] by December 31, 2009, the Deferred Interest Rate shall be reduced to 3.0%. The Agent’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

          (j) Section 2.3(b) of the Credit Agreement is amended in its entirety to read as follows:
          (b) Interest Payments. Interest accruing on the Loans at the Base Rate is due on the last day of each month and on the Maturity Date. Interest accruing on the Loans at the Deferred Interest Rate is due on the earlier to occur of (i) the date the Loans are paid in full or (ii) the Maturity Date.
          (k) Section 2.8(a) of the Credit Agreement is revised in its entirety to read as follows:
          (a) Mandatory. No later than one Business Day after the receipt of Net Proceeds of Additional Capital, the Borrower shall prepay the Obligations by an amount equal to the Net Proceeds of Additional Capital so received; provided that if such Net Proceeds of Additional Capital are received from the United States Department of the Treasury and the terms of such investment prohibit the use of the investment proceeds to repay senior debt such as the Obligations, then no prepayment is required. Notwithstanding the foregoing, the Obligations shall be repaid to $0.00 on the earlier to occur of (i) the date of the Borrower’s receipt of Net Proceeds of Additional Capital of not less than $116,300,000.00 or (ii) May 31, 2010.
          (l) Section 4.11(n) of the Credit Agreement is created to read as follows:
          (n) Within 15 days after the end of each calendar month, a certificate in the form of Exhibit D attached hereto, duly executed by the President or Vice President of the Borrower, indicating whether the Borrower is in compliance with the covenants set forth in sections 4.15(a), 4.15(b) and 4.15(c).
          (m) Section 4.15(b) of the Credit Agreement is amended in its entirety to read as follows:
          (b) The ratio of Non-Performing Assets to Primary Capital shall not exceed (i) 60.0% as of June 30, 2009 or (ii) 62.0% as of the last day of any fiscal quarter thereafter.
          (n) Section 4.15(c) of the Credit Agreement is revised in its entirety to read as follows:
          (c) The ratio of Non-Performing Loans to Gross Loans shall not exceed (i) 5.25% as of May 31, 2009 and June 30, 2009 or (ii) 5.75% as of the last day of any month thereafter.

          (o) Section 4.20 of the Credit Agreement is revised in its entirety to read as follows:
          4.20 Escrow Deposit. The Borrower agrees to take such action as is necessary in order that, no later than December 15, 2009, the Borrower shall have sufficient funds to pay (a) the aggregate interest that would accrue on the Notes at the Base Rate during the period from January 1, 2010 through May 31, 2010 assuming that the principal amount outstanding on the Notes as of December 15, 2009 remains outstanding until May 31, 2010 and (b) the aggregate dividends required to be paid on the Borrower’s Fixed Rate Cumulative Preferred Stock, Series B during such period. The Borrower agrees, no later than December 15, 2009, to deposit an amount equal to the amount set forth in clause (a) in the preceding sentence into an escrow account at the Agent established pursuant to that certain Escrow Agreement between the Agent and the Borrower dated as of March 31, 2009.
          (p) Section 4.22 of the Credit Agreement is created to read as follows:
          4.22 Financial Consultant. The Borrower at all times during the Forbearance Period shall retain, at its own expense, the services of a financial consultant reasonably acceptable to the Agent and the Lenders, on terms and conditions acceptable to the Agent and the Lenders. The Agent and the Lenders, and their respective representatives, shall have unlimited access to such financial consultant and any reports or other documents prepared by such financial consultant.
          (q) Section 4.23 of the Credit Agreement is created to read as follows:
          4.23 Liens in favor of Agent. The Borrower and each Subsidiary (other than the Subsidiary Bank) shall, at the request of the Lenders, grant to the Agent on behalf of the Lenders a security interest in and lien on all of their respective properties. The Borrower shall, and shall cause each such Subsidiary to, execute such documents and take such actions as the Agent shall request from time to time to grant, perfect, or protect such security interests or liens.
          (r) Section 4.24 of the Credit Agreement is created to read as follows:
          4.24 Non-Public Enforcement Actions. With respect to any Enforcement Action that is not of public record, the Borrower shall use its best efforts to (a) provide the Agent and the Lenders prompt written notice of such

Enforcement Action (to the extent it is not prohibited from doing so by the applicable Regulatory Authority or by law), (b) comply with any and all directives from the Regulatory Authority bringing such Enforcement Action as to all matters within the Borrower’s control which can reasonably accomplished and (c) neither take any action, nor fail to take any action, within its control, that would cause any further Enforcement Action to be issued, including, without limitation, a memorandum of understanding or a cease and desist directive or order.
          (s) Section 4.25 of the Credit Agreement is created to read as follows:
          4.25 Public Enforcement Actions. With respect to any Enforcement Action that is of public record, the Borrower shall (a) provide the Agent and the Lenders prompt written notice of such Enforcement Action and (b) comply with any and all directives from the Regulatory Authority bringing such Enforcement Action, including, without limitation, any memorandum of understanding or a cease and desist directive or order, as to all matters within its control which can be reasonably accomplished.
          (t) Section 4.26 of the Credit Agreement is created to read as follows:
          4.26 Agent’s and Lenders’ Access. The Borrower shall permit representatives of the Agent or any Lender access to the Borrower’s and each Subsidiary’s places of business, books, records, and documents and any collateral securing any of the Obligations, including, without limitation, the stock transfer records of the Subsidiary Bank, for the purpose of inspecting, examining and verifying, same or exercising any of the Agent’s or any Lender’s rights or remedies under any of the Loan Documents (each, an “Inspection”). The representatives of the Agent or any Lender shall have such access for an Inspection at any reasonable time and as often as the Agent or any Lender may reasonably desire, and the Borrower shall reimburse the Agent or any Lender, as the case may be, for the cost of any such Inspection.
          (u) Exhibit D attached to this Amendment No. 4 shall be Exhibit D to the Credit Agreement.
     5. Closing Conditions. This Amendment No. 4 shall become effective upon the execution and delivery of this Amendment No. 4 by the Borrower, the Lenders and the Agent, and the receipt by the Agent of the following

          (a) copies, certified to be accurate and complete by the Secretary or Assistant Secretary of the Borrower, of a resolution of the Board of Directors of the Borrower authorizing the execution and delivery of this Amendment No. 4;
          (b) a certificate of the President or Vice President of the Borrower to the effect that the representations and warranties of the Borrower set forth in the Credit Agreement and the other Loan Documents are accurate and complete in all material respects and that no Default or Event of Default exists other than those as disclosed to the Lenders;
          (c) such other documents and instruments relating hereto as the Agent shall reasonably request.
     6. Amendment Fee. The Borrower shall pay to the Agent, for the ratable account of the Lenders, an amendment fee in the amount of $3,489,000.00 (the “Amendment Fee”). The Amendment Fee shall be fully earned by the Lenders upon execution of this Amendment No. 4 by the Lenders and shall be due and payable on the earlier to occur of (i) the date the Loans are paid in full or (ii) the Maturity Date. Notwithstanding the foregoing, in the event all of the Obligations are paid in full (i) by September 30, 2009, the Amendment Fee shall be reduced to $1,163,000.00 or (ii) by December 31, 2009, the Amendment Fee shall be reduced to $2,326,000.00.
     7. Representations and Warranties; No Default.
          (a) The execution and delivery of this Amendment No. 4 has been duly authorized by all necessary corporate action on the part of the Borrower and does not violate or result in a default under the Borrower’s Articles of Incorporation or By-Laws, any applicable law or governmental regulation or any material agreement to which the Borrower is a party or by which it is bound.
          (b) Upon the execution and delivery of this Amendment No. 4, the representations and warranties of the Borrower in the Credit Agreement shall be true and correct in all material respects and, except for the Principal Reduction Failure, no Default or Event of Default shall exist.
          (c) As of the date hereof, Borrower has (i) paid when due all dividends required to be paid on the Borrower’s Fixed Rate Cumulative Preferred Stock, Series B (“Dividends”) during the period from March 1, 2009 through the date hereof and (ii) has taken all action necessary to ensure that all Dividends required to be paid during the period from the date hereof through December 31, 2009 will be paid when due.
     8. Waiver, Release of Claims, and Indemnification. The Borrower, for itself and each and all of its officers, employees, agents, shareholders, members,

directors, heirs, successors, and assigns, does hereby fully, unconditionally, and irrevocably waive and release the Agent and the Lenders and their respective officers, employees, agents, directors, shareholders, affiliates, attorneys, successors, and assigns (each a “Released Party”), of and from any and all claims, liabilities, obligations, causes of action, defenses, counterclaims, and setoffs, of any kind, whether known or unknown and whether in contract, tort, statute, or under any other legal theory, arising out of or relating to any act or omission by the Agent, any Lender or any other Released Party, on or before the date of this Amendment No. 4. The Borrower agrees to defend, indemnify, and hold the Agent, each Lender and each other Released Party harmless from and against any and all losses, costs, expenses, damages, or liabilities (including reasonable attorneys’ fees) incurred in connection with any demand, claim, counterclaim, cause of action, or proceeding brought as a result of, or arising out of, or in any way related to any of the Loan Documents, this Amendment No. 4, any documents executed in connection with or related to any of the Loan Documents, the performance by the Agent and each Lender under any of the Loan Documents or any documents executed in connection with or related to this Amendment No. 4 or any of the other Loan Documents, or any transaction financed or to be financed, in whole or in part, directly or indirectly, with the proceeds of any Loans. Notwithstanding the foregoing, the Borrower shall not have any obligation to defend, indemnify, or hold the Agent, any Lender or any other Released Party harmless with respect to any loss, cost, expense, damage, or liability resulting solely from willful misconduct on the part of the Agent, such Lender or such other Released Party.
     9. Governing Law. This Amendment No. 4 shall be governed by and construed in accordance with the internal laws (without regard to the conflict of law provisions) of the State of Wisconsin.
     10. Costs and Expenses. The Borrower agrees to pay to the Agent and each Lender all costs and expenses (including reasonable attorneys’ fees) paid or incurred by the Agent or such Lender in connection with the negotiation, execution and delivery of this Amendment No. 4.
     11. Full Force and Effect. The Credit Agreement, as amended by this Amendment No. 4, remains in full force and effect.
     12. Relief from the Automatic Stay. As a material inducement to the Agent and the Lenders to enter into this Amendment No. 4, the Borrower hereby stipulates and agrees that the Agent and the Lenders shall be entitled to relief from the automatic stay imposed by 11 U.S.C. § 362 or any similar stay or suspension of remedies under any other federal or state law in the event the Borrower becomes subject to a bankruptcy or other insolvency proceeding, to allow the Agent and the Lenders to exercise their rights and remedies under the Pledge Agreement.
     13. Counterparts. This Amendment No. 4 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signatures pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 4 as of the date first set forth above.

ANCHOR BANCORP WISCONSIN INC.

BY	/s/ Mark Timmerman
Its Senior VP, Secretary, General Counsel

U.S. BANK NATIONAL ASSOCIATION, as the Agent and a Lender

BY	/s/ Joseph Svehla
Its Vice President

ASSOCIATED BANK, NATIONAL ASSOCIATION

BY	/s/ Michael Miller
Its Sr. Vice President

BANK OF AMERICA, N.A.

BY	/s/ Nelson Albrecht
Its Senior Vice President

EXHIBIT D
FINANCIAL COVENANT COMPLIANCE CERTIFICATE
U.S. Bank National Association
Special Assets Group
777 East Wisconsin Avenue
MK-WI-J5N
Milwaukee, Wisconsin 53202
Attn: Joseph Svehla, Vice President
Dear Mr. Svehla:
     Reference is made to that certain Amended and Restated Credit Agreement, dated as of May 29, 2009 (the “Credit Agreement”), by and between Anchor Bancorp Wisconsin Inc. (the “Borrower”), the financial institutions from time to time party thereto (the “Lenders”) and U.S. Bank National Association, as administrative agent for the Lenders (“Agent”). Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement and section references herein are to the sections of the Credit Agreement.
     This Certificate is provided pursuant to section 4.11(n) of the Credit Agreement.
     The undersigned hereby certifies that:
     1. (He) (She) is the [President] [Vice President] of the Borrower.
     2. Financial Covenants:
           (a) Through                       , 20___, the Subsidiary Bank has at all times maintained all capital ratios required for the Subsidiary Bank to be considered “well capitalized” under the applicable regulations and guidelines issued by the Office of Thrift Supervision and all other Regulatory Agencies (Required by Section 4.15(a) of the Credit Agreement.)
           (b) As of                      , 20___, the ratio of Non-Performing Assets to Primary Capital is ___%. (Section 4.15(b) of the Credit Agreement requires that the ratio of Non-Performing Assets to Primary Capital not exceed (i) 60.0% as of June 30, 2009 or (ii) 62.0% as of the last day of any fiscal quarter thereafter.) (To be completed at the end of each quarter.)

           (c) As of                      , 20___, the ratio of Non-Performing Loans to Gross Loans is ___%. (Section 4.15(c) of the Credit Agreement requires that the ratio of Non-Performing Loans to Gross Loans not exceed (i) 5.25% as of May 31, 2009 and June 30, 2009 or (ii) 5.75% as of the last day of any month thereafter.)
     3. Attached hereto are detailed calculations supporting the statements made in 2(a) through 2(c) above. Such calculations were made in accordance with the applicable definitions in the Credit Agreement and the statements made in 2(a) through 2(c) above are true and correct.
     Dated:                                            ___, 20_.

                     , [President] [Vice President]

2